Exhibit 99.1

News Release

General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy and Blackstone Energy Partners to

Acquire 155,000 Acres in the Eagle Ford for $2.3 Billion

Acquired Assets Producing Approximately 67,000 Boe/d (33,500 net to Sanchez)

HOUSTON—(GLOBE NEWSWIRE)—Jan. 12, 2017—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”, “SN” or the “Company”) announced today that it and funds managed by Blackstone Energy Partners (NYSE: BX) (“Blackstone”) have entered a strategic 50/50 partnership and together they have signed a definitive purchase agreement to acquire Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) working interest in approximately 318,000 gross operated acres in the Western Eagle Ford for approximately $2.3 billion, subject to normal and customary closing conditions and purchase price adjustments (the “Comanche Eagle Ford Asset”).  Sanchez Energy and Blackstone will use cash on hand and commitments received from financial partners and commercial banks to provide financing for the acquisition and anticipate that the transaction will close in the first quarter of 2017.

TRANSACTION OVERVIEW (UNLESS OTHERWISE NOTED, HIGHLIGHTS BELOW REFERENCE THE INTERESTS HELD 50/50 BY SN AND BLACKSTONE)

•                  Approximately 318,000 gross operated acres (155,000 net to Sanchez Energy and Blackstone), contiguous to the Company’s Catarina asset;

•                  Current production of approximately 67,000 Boe/d (70 percent liquids) from the acquired assets, provides a substantial amount of immediate cash flow;

•                  Proved reserves of approximately 300 MMBoe (70 percent liquids, 75 percent proved developed) from the acquired asset;

•                  Estimated total resource potential of over 1,100 MMBoe;

•                  Significant near-term, low-risk production growth driven by 132 gross drilled but uncompleted wells (“DUCs”) located in the most attractive areas of the asset, with individual rates of return expected to exceed 100 percent;

•                  More than 4,000 Eagle Ford drilling locations, which provides over 20 years of economic drilling inventory at current strip prices;

•                  Eagle Ford Shale development covers approximately 80 percent of the acreage, with significant resource potential from the Austin Chalk and Pearsall Shale;

•                  Sanchez Energy will fully fund its 50% of the acquisition through a combination of cash on hand and commercial bank and preferred equity commitments at a newly formed non-recourse subsidiary; and

•                  Blackstone will fund its 50% of the acquisition through a separate entity via equity and commercial bank commitments.

Net to Sanchez Energy

Total (MMBoe)	150

Proved Reserves (MMBoe):
PDP	100
PDNP	16
PUD	34
Production (Boe/d)	~33,500

Drilling Inventory:
Net Acres	~77,500
DUCs	132
Drilling locations	4,000+

MANAGEMENT COMMENTS

“This accretive and transformative acquisition more than doubles our drilling inventory, adds 132 high rate of return DUCs, increases Sanchez Energy’s resource potential by over 550 MMBoe and provides a path for strong growth within projected cash flow,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “With the asset strategically located adjacent to our existing Catarina asset, we anticipate substantial operating synergies and other benefits arising from the scale and concentration of our Eagle Ford position. Our continued focus on the Western Eagle Ford, expertise at multi-bench development, efficient cost structure and strong liquidity position will enable us to create significant value from the acquired assets.

“Upon completion of the acquisition, we will triple our exposure to the Upper and Middle Eagle Ford trends that have been successfully developed by the Company at Catarina. The Upper and Middle Eagle Ford sections thicken in Southern Dimmit County, where the majority of the acquired leasehold is concentrated. Upon closing the transaction, we believe we will have locked up the core of the trend within the volatile oil window.  With the ability to duplicate the cost structure of our Catarina and Maverick operations throughout the Comanche Eagle Ford Asset, we expect to further improve operating efficiencies while enhancing our capability to achieve sustainability of well cost reductions over time.

“The Comanche Eagle Ford Asset generates free cash flow that can be allocated to help fund our 2017 capital budget and comes with a large inventory of high rate of return drilling opportunities that will build upon our already high quality drilling program.  As a result, we project that Sanchez Energy will be producing in excess of 100,000 Boe/d while operating within cash flow in the next 12 to 18 months. Importantly, this transaction is expected to improve the Company’s leverage ratio by over one turn in the next 12 to 18 months.

“We are looking forward to working collaboratively with Blackstone in the development of these assets and to facilitate the growth of the Company.”

Angelo Acconcia, a Senior Managing Director at Blackstone Energy Partners who oversees their oil and gas investments, said, “We are excited to form this strategic partnership with Sanchez Energy, to help effectuate this transformative acquisition and to help Sanchez Energy grow and facilitate future acquisitions in the area.  Sanchez Energy is a best in class operator, with a synergistic asset base and is uniquely positioned to drive significant value from these assets and future acquisitions in the area.”

“Sanchez is positioned to accelerate growth based on its scale, proven operational capability and financial structure,” commented Robert Horn, Senior Managing Director of GSO Capital.  “We are excited to partner on this transformative transaction and future opportunities with Sanchez Energy.”

COMANCHE EAGLE FORD ASSET FINANCING AND STRUCTURE

Sanchez Energy’s portion of the acquisition will be funded utilizing two components. Through a restricted subsidiary, the Company expects to fund its portion of the acquisition with cash on hand. Additionally, a newly formed unrestricted subsidiary of Sanchez Energy (“UnSub”) will finance its portion of the acquisition with proceeds from non-convertible perpetual preferred equity issued to GSO Capital Partners LP (“GSO”), borrowings under a new revolving credit facility (non-recourse to SN), and a $100 million contribution in cash from Sanchez Energy. The preferred equity is structured to provide a 10 percent annual cash dividend and a 14 percent required return upon redemption to GSO and is not convertible into Sanchez Energy common stock.  While the entirety of the transaction will be consolidated for financial reporting, the preferred equity and debt of UnSub will be non-recourse to SN.

The following table provides a breakdown of the assets and purchase price allocation:

		Sanchez Energy
	Blackstone	Parent	UnSub	Total
Asset Allocation:
PDP	50%	0%	50%	100%
PDNP	50%	30%	20%	100%
PUD	50%	30%	20%	100%

Funding Source ($MM):
Cash		$394 (1)	$0	$394
RBL Draw/Preferred Equity		$0	$744	$744

Total(2)	$1,137	$394	$744	$2,275

(1) Includes $100 million contribution to UnSub

(2) Prior to any purchase price adjustments

TRANSACTION PRESENTATION AND CONFERENCE CALL

Management expects to host a conference call on Friday, January 13, 2017 to discuss the transaction. The Company will post dial-in information and a presentation with additional information on the transaction under the Investor section of the Company’s website (www.sanchezenergycorp.com). Additional detail will be provided at Sanchez Energy’s 2017 Analyst Day event scheduled for January 23, 2017, which will be webcast.

ADVISORS

Intrepid Partners served as the sole financial advisor for Sanchez Energy. Intrepid Partners is the advisory business of Intrepid Financial Partners, an energy-focused merchant bank that provides merger & acquisition and restructuring advice and makes principal investments.  Legal advice was provided by Akin Gump Strauss Hauer & Feld LLP and Kirkland & Ellis LLP. JPMorgan Chase & Co. and

Citigroup Global Markets Inc. are acting as joint lead arrangers and joint bookrunning managers on the new secured credit facility.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

ABOUT BLACKSTONE ENERGY PARTNERS

Blackstone Energy Partners is Blackstone’s energy-focused private equity business, with a successful record built on our industry expertise and partnerships with exceptional management teams.  Blackstone has invested over $10 billion of equity globally across a broad range of sectors within the energy industry.

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies in which we invest, and the communities in which we work.  We do this by using extraordinary people and flexible capital to help companies solve problems.  Our asset management businesses, with over $360 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

ABOUT GSO CAPITAL PARTNERS

GSO Capital Partners LP is the global credit investment platform of Blackstone. With approximately $89 billion of assets under management, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies and they also advance rescue financing to help distressed companies.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the anticipated closing date of the acquisition, the expected financial and operational results of the acquired assets, and the expected synergies and benefits related to the acquisition, including the anticipated improvements to the Company’s leverage metrics. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to our inability to close the acquisition, the failure of the acquired assets and our joint ventures to perform as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas or completing our ongoing joint venture projects, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797